As filed with the Securities and Exchange Commission on September 22, 2021

Registration No. 333-224767
Registration No. 333-194171

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8 REGISTRATION STATEMENT NO. 333-224767

Post-Effective Amendment No. 2 to

FORM S-8 REGISTRATION STATEMENT NO. 333-194171

UNDER
THE SECURITIES ACT OF 1933

W. R. GRACE & CO.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	65-0773649 (IRS Employer Identification No.)

7500 Grace Drive
Columbia, Maryland 21044
(410) 531-4000
 (Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

W. R. GRACE & CO. 2018 STOCK INCENTIVE PLAN
W. R. GRACE & CO. 2014 STOCK INCENTIVE PLAN
 (Full Title of the Plans)

Cherée H. Johnson
Senior Vice President, General Counsel and Secretary
W. R. Grace & Co.
7500 Grace Drive
Columbia, Maryland 21044
(410) 531-4000
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Matthew G. Hurd Scott B. Crofton Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements filed by W. R. Grace & Co. (the “Company”) on Form S-8 (collectively, the “Registration Statements”).

•
Registration Statement No. 333-224767,  originally filed with the Securities and Exchange Commission (the “SEC”) on May 9, 2018, which registered the offering of an aggregate of 6,061,149 shares of the Company’s common stock, par value $0.01 per share; and

•
Registration Statement No. 333-194171, originally filed with the SEC on February 27, 2014, as amended by Post-Effective Amendment No. 1, filed with the SEC on May 9, 2018, which registered the offering of an aggregate of 6,000,000 shares of the Company’s common stock, par value $0.01 per share.

The Company is filing these Post-Effective Amendments to its Registration Statements to terminate all offerings under the Registration Statements and to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statements, together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the share numbers listed above do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim).

On September 22, 2021, pursuant to the Agreement and Plan of Merger, dated as of April 26, 2021 (the “Merger Agreement”), among the Company, W. R. Grace Holdings LLC (fka Gibraltar Acquisition Holdings LLC), a Delaware limited liability company (“Parent”), and Gibraltar Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statements.  In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on this September 22, 2021.

W. R. GRACE & CO.

By:	/s/ Cherée H. Johnson
Name: Cherée H. Johnson
Title: Senior Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.